SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement

[X]	Definitive Proxy Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

RAINBOW TECHNOLOGIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	Fee not required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

RAINBOW TECHNOLOGIES, INC.
50 Technology Drive
Irvine, California 92618

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
June 12, 2003

TO THE SHAREHOLDERS:

     NOTICE IS HEREBY GIVEN THAT the 2003 Annual Meeting of Shareholders of Rainbow Technologies, Inc. (the “Company”), will be held on June 12, 2003, at 2:00 PM, Pacific Daylight Time at the Company’s Headquarters, 50 Technology Drive, Irvine, California 92618, (the “Annual Meeting”) for the purposes described below.

1.	To elect five persons to serve on the Company’s Board of Directors who shall hold office until the next Annual Meeting of Shareholders or until their successors are duly elected and shall have qualified.

2.	To approve the Company’s 2003 Stock Option Plan.

3.	To ratify the appointment of Ernst & Young LLP as independent auditors of the Company.

4.	To transact such other business as may properly come before the Annual Meeting.

     Only Shareholders of record at the close of business on April 23, 2003, shall be entitled to receive notice of and to vote at the Annual Meeting.

     You are invited to attend the Annual Meeting. If you are not able to be present, please be sure that your shares are represented at the Annual Meeting by indicating your voting instructions, dating and signing the enclosed proxy card and returning it promptly in the enclosed, postage paid envelope. Additionally, the Company will audio cast its Annual meeting. Web participants may access the audio cast at the corporate Web site, www.rainbow.com, by selecting the Investor Relations navigation button and downloading the audio cast from the designated link.

By Order of the Board of Directors

Walter W. Straub Chairman
April 23, 2003

PROXY STATEMENT
GENERAL INFORMATION
PROPOSAL 1: ELECTION OF DIRECTORS
EXECUTIVE OFFICERS
REPORT OF THE AUDIT COMMITTEE
FEES PAID TO INDEPENDENT AUDITORS
REPORT OF THE COMPENSATION COMMITTEE
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
OPTION GRANTS IN LAST FISCAL YEAR
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES
EQUITY COMPENSATION PLAN INFORMATION
EMPLOYMENT AGREEMENTS AND CHANGE OF CONTROL AGREEMENTS
DIRECTORS’ COMPENSATION
SHAREHOLDER RETURN PERFORMANCE GRAPH
BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND CERTAIN TRANSACTIONS
PROPOSAL 2: APPROVAL OF 2003 STOCK OPTION PLAN
PROPOSAL 3: RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
SHAREHOLDER PROPOSALS
FINANCIAL STATEMENTS
OTHER MATTERS
NOTICE TO BANKS, BROKERS/DEALERS AND VOTING TRUSTEES AND THEIR NOMINEES

RAINBOW TECHNOLOGIES, INC.
50 Technology Drive
Irvine, California 92618

PROXY STATEMENT

     This proxy statement is furnished in connection with the solicitation by Rainbow Technologies, Inc. (“Company”) of proxies, in the form enclosed, for use at the 2003 Annual Meeting of Shareholders of the Company (the “Annual Meeting”) to be held at the time and place and for the purpose set forth in the attached Notice of Annual Meeting of Shareholders.

     Mailing of this proxy statement and the accompanying proxy card is to commence on or about May 9, 2003.

GENERAL INFORMATION

Record Date and Shares Outstanding

     Shareholders of record at the close of business on April 23, 2003, (the “Record Date”) are entitled to notice of, and to vote at, the Annual Meeting. At the Record Date, the Company had issued and outstanding 26,807,351 shares of common stock, $0.001 par value per share (“Common Stock”).

     A Proxy, in the accompanying form, which is properly executed, duly returned to the Company and not revoked, will be voted in accordance with the instructions contained therein and, in the absence of specific instructions, will be voted (i) FOR the election as directors, the persons who have been nominated by the Board of Directors, (ii)  FOR approval of the Company's 2003 Stock Option Plan, (iii) FOR the ratification of the selection of Ernst & Young LLP as independent auditors to audit and report upon the consolidated financial statements of the Company for the 2003 fiscal year, and (iv) in accordance with the judgment of the person or persons voting the proxies on any other matter that may be properly brought before the Annual Meeting.

Revocability of Proxies

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of the Company, at or before the taking of the vote at the Annual Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of the Company before the Annual Meeting, or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy).

Voting

     Each share of Common Stock outstanding on the Record Date is entitled to one vote. No shareholder will be entitled to cumulative votes. The five nominees for election as Directors at the Annual Meeting who receive the highest number of affirmative votes will be elected.

Solicitation of Proxies

     The cost of solicitation will be borne by the Company. The Company may reimburse brokerage firms and other persons representing beneficial owners of shares of Common Stock for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may be solicited by certain of the Company’s directors, officers, and regular employees, without additional compensation, personally or by telephone or telegram.

Rights of Dissenting Shareholders

     There are no rights of appraisal or similar rights of dissenters with respect to any matter proposed to be acted upon at the Annual Meeting.

PROPOSAL 1: ELECTION OF DIRECTORS

Director Nominees

     Five directors are to be elected to hold office until the next Annual Meeting of Shareholders and until their successors are elected and qualified. Unless otherwise directed, the proxy holders will vote the proxies received by them for the five nominees named below. Management expects that each of the nominees will be available for election, but if any of them is not a candidate at the time the election occurs, it is intended that such proxy will be voted for the election of another nominee to be designated by the Board to fill any such vacancy.

     The names of the nominees and certain information about them are set forth below.

Name of Nominee	Age	Position

Walter W. Straub	59	Chairman, President, and Chief Executive Officer
Richard P. Abraham	73	Director
Frederick M. Haney	62	Director
Marvin Hoffman	69	Director
Arthur L. Money	63	Director

     All of the nominees of management are members of the Board of Directors at the present time and have served continuously since the dates of their election as described below.

     Walter W. Straub, a co-founder of the Company, has been a director of the Company since its inception in 1982, and President and Chief Executive Officer of the Company since 1983. Since 1989, Mr. Straub has served as director of CAM Commerce Solutions, a manufacturer of computerized point of sale and inventory management systems. Mr. Straub received a BSEE and an MBA in Finance from Drexel University. In May 1993, Mr. Straub was elected to the Board of Trustees of Drexel University.

     Richard P. Abraham has been a director of the Company since 1988. He is currently the President of Pacific Associates, a sole proprietorship engaged in business consulting. Mr. Abraham is a member of the Board of Directors of Quantum Manufacturing Technologies, (QMT) of Albuquerque, New Mexico. Since 1993, Mr. Abraham has been President of BTR, a technology licensing company located in Cupertino, California. Mr. Abraham received a BS and MS from Stanford University.

     Dr. Frederick M. Haney has been a director of the Company since January, 1996. He is President of Venture Management, Palos Verdes Estates, California, and a general partner of Arcturus Capital, an early stage venture capital fund. From 1984 to 1991 he was founder and manager of 3i Ventures, California, a high technology venture capital fund. Dr. Haney has extensive experience in strategic planning, operations and finance in the information and computer industry. Dr. Haney holds a Ph.D. in Computer Science from Carnegie-Mellon University.

     Marvin Hoffman has been a director of the Company since 1990. From 1976 to 1998, he was the Chief Executive Officer and Chairman of the Board of XXCAL, Inc., a corporation engaged in the business of providing high technology computer and computer-related temporary personnel. Mr. Hoffman is currently Vice Chairman and CIO of NTS a Compliance, Testing, Staffing, and Managed Service Organization. In October 1998, XXCAL merged with National Technical Systems. He is also currently, and has been since 1988 and 2002, respectively, the President of the Los Angeles City College Foundation and a director of IOS a company engaged in Electro Optical Product research and development. Mr. Hoffman received a BA in Mathematics from California State University Northridge and holds a Life Credential to teach Information Technology.

     Arthur L. Money has been a director of the Company since September 2002. From 1999 to 2001, Mr. Money was the assistant secretary of defense (C3I) and Department of Defense CIO. Prior to this, Mr. Money served as the assistant secretary of the Air Force for Research, Development, and Acquisition, and was vice president and deputy general manager of TRW. From 1989-1995, Mr. Money was president of ESL, Inc. Mr. Money graduated from the University of Santa Clara and San Jose State University where he earned his MSME and BSME, respectively. He has received distinguished public service awards from the U.S. Department of Defense (Bronze Palm), the U.S. Air Force, and the U.S. Navy. He is currently president of ALM Consulting specializing in command control and communications, intelligence, signal processing, and information processing.

EXECUTIVE OFFICERS

     The names of the Company’s executive officers who are not nominated for election as members of the Board of Directors, and certain information about them is set forth below.

Name	Age	Position

Patrick E. Fevery	47	Vice President of Finance and Chief Financial Officer
James Kopycki	61	Senior Vice President of the Company and President of Mykotronx, Inc., a wholly-owned subsidiary of the Company
Shawn Abbott	37	President of the Rainbow-eSecurity Division
Cheryl Baffa	50	Vice President of Worldwide Human Resources

     Patrick E. Fevery has been Chief Financial Officer and Vice President of Finance of the Company since January 1992. From 1990 to 1992, Mr. Fevery was Controller of the Company. From 1988 to 1990, Mr. Fevery was the Company’s Manager of Finance and Administration. Mr. Fevery received a Bachelor’s Degree in Business Administration from European University in Belgium, and a Masters Degree in Business Administration from Claremont Graduate School in Claremont, California.

     James J. Kopycki has been President of Mykotronx, Inc., a wholly-owned subsidiary of the Company, and Senior Vice President of the Company since January 1999. Prior to this appointment, Mr. Kopycki was President and COO of Vanguard Integrity Professionals in Orange, California. Mr. Kopycki received his BS degree in Industrial Management from University of Illinois, and is also a graduate of the UCLA Executive Management Program.

     Shawn Abbott has been President of Rainbow-eSecurity since June 2001. Prior to assuming this responsibility, he served as President of the iVEA Division and Chief Technology Officer for the Company. Prior to joining the Company, he established and built the AND group which pioneered the encryption based CD-ROM software distribution system used on several million discs. Mr. Abbott has a degree in physics from the University of Alberta. Mr. Abbott is a member of the Board of Directors of RightsMarket, a Canadian company specializing in digital rights management technologies, and a Partner in SpringBank TechVentures.

     Cheryl G. Baffa has been Vice President of Worldwide Human Resources since January 2000. Ms. Baffa joined the Company as Director of Worldwide Human Resources in May 1997, and has more than twenty years of human resource experience in high-tech companies. Ms. Baffa received her BA in Business Management from the University of Redlands, and her MA in Organizational Leadership from Chapman University.

     Except as stated, there are no arrangements or understandings by or between any director or executive officer and any other person(s), pursuant to which he or she was or is to be selected as a director or corporate officer, respectively.

     There is no family relationship by or between any director or corporate officer of the Company.

Board Meetings and Committees

     The Board of Directors held five meetings during the Company’s fiscal year ended December 31, 2002. Each director attended all meetings of the Board of Directors, in person or telephonically.

     The Board of Directors of the Company has standing Audit, Compensation, Stock Option, and Nominating and Governance Committees.

     The members of the Audit Committee are Mr. Haney, Mr. Hoffman, and Mr. Money. The Audit Committee held two meetings during fiscal year 2002. The purpose of the Audit Committee is to review with the management of the Company and with the Company’s independent auditors, such matters as internal accounting controls and procedures, the plan and results of the annual audit, and the recommendations of the independent auditors with respect to their audit activities. Its activities are described in more detail under “Report of the Audit Committee” below.

     The members of the Compensation Committee are Mr. Abraham and Mr. Hoffman. The Compensation Committee held two meetings during fiscal year 2001. The Compensation Committee is primarily responsible for establishing compensation for the executive officers of the Company. Its activities are described in more detail under “Report of the Compensation Committee on Executive Compensation” below.

     The Stock Option Committee is primarily responsible for establishing the number of options granted to employees of the Company under the 1990 Restated Incentive Stock Option Plan, 2000 Stock Option Plan, and the 2001 Non-Statutory Stock Option Plan. The Stock Option Committee held four meetings during fiscal year 2002. The members of the Stock Option Committee are Mr. Abraham and Mr. Hoffman.

     The members of the Nominating and Governance Committee are Mr. Haney, Mr. Hoffman, and Mr. Money. Its principal responsibility is to devise criteria for board membership and to identify specific individuals for nomination. The Nominating and Governance Committee does not accept suggestions for nominees recommended by stockholders.

     Each member of each particular Committee attended all of the meetings of each such Committee.

REPORT OF THE AUDIT COMMITTEE

     In accordance with its written charter, the Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities by reviewing the financial information proposed to be provided to stockholders and others, the Company’s internal controls, and the audit process. Management has the primary responsibility for the financial statements and the reporting process. The Company’s independent auditors are responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles. The discussions included the quality, not just the acceptability of the accounting principles utilized, the reasonableness of significant accounting judgments, and clarity of disclosure.

     In this context, the Audit Committee has reviewed and discussed with management and the independent auditors the audited financial statements. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). Also, the Audit Committee received from the independent auditors the written disclosures required by Independence Standards Board No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from the Company and its management. Additionally, the Audit Committee considered whether the independent auditors’ provision of non-audit related work is compatible with the auditors’ independence.

     In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors and the Board approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, for filing with the Securities and Exchange Commission.

     The Audit Committee has selected Ernst & Young LLP as the independent auditors for the 2003 fiscal year. The Audit Committee will, from time to time, at its discretion and in consultation with management, review the Company’s external independent auditor relationship. For the 2004 fiscal year, the Audit Committee may recommend an auditor rotation if it is determined that there may be possible benefits to be considered, including audit firm independence and obtaining a “fresh look” at the Company’s financial and internal controls processes. The Company does not have a policy that sets a term limit for its independent auditors. Changing auditing firms would involve substantial time and expense, and may have positive and negative aspects. In connection with this hiring and/or retention review, the Audit Committee will consider the advisability and ramifications of a formal rotation policy.

FEES PAID TO INDEPENDENT AUDITORS

Audit Fees

     During the fiscal year 2002, the Company paid to Ernst & Young LLP, the Company’s independent accountant’s, an aggregate of $696,000 for the audit of the Company’s annual financial statements for the 2002 fiscal year.

All Other Fees

     During the fiscal year 2002, the Company paid Ernst & Young LLP an aggregate of $646,000, including $53,000 for audit-related fees, $400,000 for tax compliance, tax planning, and tax consulting services, and $193,000 for all other fees.

Audit Committee

Frederick M. Haney Marvin Hoffman Arthur L. Money

REPORT OF THE COMPENSATION COMMITTEE

     The Company’s executive compensation program is administered by the Compensation and Stock Option Committees of the Board of Directors.

     The Compensation Committee and the Stock Option Committee are each comprised entirely of non-employee, independent members of the Board of Directors. The Compensation Committee establishes the general compensation policies of the Company and the compensation paid to the Chief Executive Officer and other executive officers. The Stock Option Committee administers the 1990 Restated Incentive Stock Option Plan, 2000 Stock Option Plan, and the 2001 Non-Statutory Stock Option Plan, including review and approval of stock option grants to all employees, including the Chief Executive Officer and other executive officers.

General Compensation Philosophy

     The Company’s compensation philosophy is that cash compensation should be related to the performance of the Company and any long-term incentive should be closely aligned with the interests of shareholders. This philosophy is designed to attract, retain, and motivate the high caliber of executives required for the success of the Company’s business.

     In determining executive compensation, the Compensation Committee compares the compensation paid at companies in the computer hardware and software industries, and places particular emphasis upon financial performance comparisons including sales growth, net income growth, net income per share growth, increase in cash flow, and growth in shareholder value. The Committee then structures cash compensation for the executive officers named in the Summary Compensation Table to consist of (i) a base salary determined upon a review of the Company’s performance in the prior year, and (ii) bonus compensation that is directly related to the Company’s sales, quality, and net income performance in the current year.

     The bonus compensation paid to executives for the current year is established by the Compensation Committee each year following a review of the Company’s performance for the prior year. The Compensation Committee’s criteria for determining the bonus compensation is based directly on the Company’s current year operating performance goals.

     Long-term incentive compensation is realized through the granting of stock options to all employees including the Chief Executive Officer and other executive officers. The number of shares of Common Stock subject to a stock option grant is based upon the employee’s current and anticipated future performance and ability to achieve strategic goals and objectives. Grants are made annually and generally become exercisable during a 40-month vesting period, thus providing an incentive for the employee to remain with the Company. Stock options have value for the employee only if the price of the Company’s stock increases above the fair market value on the grant date and the employee remains with the Company for the period required for the stock option to be exercisable.

Chief Executive Officer Compensation

     Compensation for the Chief Executive Officer was set according to the established compensation philosophy described above.

     The Compensation Committee reviewed competitive base compensation information reflecting the most recent compensation data and the Company’s performance in 2002 and goals for 2003. The bonus portion of the Chief Executive Officer’s compensation is targeted at approximately 62% of the Chief Executive Officer’s total cash compensation. The Chief Executive Officer did not receive a bonus in 2002. This reflects the Company’s commitment to its stated compensation philosophy. The Chief Executive Officer received a grant of stock options based upon an evaluation of the Company’s performance in 2002.

Conclusion

     The committee believes that these policies and programs are competitive and effectively align executive compensation with the Company’s goal of maximizing the return to shareholders.

Compensation Committee Richard P. Abraham Marvin Hoffman

EXECUTIVE COMPENSATION

     The following tables set forth the annual compensation for the Chief Executive Officer and the four other most highly compensated executive officers of the Company:

SUMMARY COMPENSATION TABLE

				Long-term
				Compensation
		Annual Compensation		Awards	All Other
Name	Year	Salary ($)	Bonus ($)(1)	Options #	Compensation (2) ($)

Walter W. Straub	2002	229,259	0	70,000	5,100
Chairman, Chief Executive	2001	222,089	350,250	70,000	5,100
Officer, and President	2000	212,446	226,675	70,000	5,250
Patrick E. Fevery	2002	157,500	0	50,000	5,100
Vice President of Finance	2001	157,354	167,250	50,000	5,100
and Chief Financial Officer	2000	148,846	72,662	42,000	5,250
Shawn Abbott(3)	2002	206,000	0	50,000	5,100
President of Rainbow-	2001	163,418	N/A	50,000	5,100
eSecurity	2000	N/A	N/A	92,000	0
James Kopycki	2002	187,512	92,700	50,000	5,100
President Rainbow-Secure,	2001	177,000	144,000	45,000	5,250
Communications, Sr. Vice	2000	0	69,000	42,000	5,250
President Rainbow
Cheryl L. Baffa	2002	118,560	0	40,000	5,082
Vice President Worldwide	2001	118,415	51,000	35,000	3,878
Human Resources	2000	111,283	28,500	38,000	3,651

(1)	Bonus earned in prior fiscal year, paid out in current fiscal year.

(2)	Company contribution under the Company’s 401(K) Plan

(3)	Mr. Abbott joined the Company in fiscal year 2001; prior to this time, he was a consultant for the Company.

OPTION GRANTS IN LAST FISCAL YEAR

		Individual Grants
					Potential Realizable at
	Number of	% of Total			Assumed Annual Rates of
	Securities	Options			Stock Price Appreciation for
	Underlying	Granted to	Exercise		10-Year Option Term(2)
	Options	Employees	Price	Expiration
Name	Granted (1)	in 2002	($/Share)	Date	5% ($)	10%($)

Walter W. Straub	70,000	7.31	3.95	09/04/12	193,273	471,535
Patrick E. Fevery	50,000	5.22	3.95	09/04/12	138,052	336,811
Shawn Abbott	50,000	5.22	3.95	09/04/12	138,052	336,811
James Kopycki	50,000	5.22	3.95	09/04/12	138,052	336,811
Cheryl Baffa	40,000	4.18	3.95	09/04/12	110,442	269,449

(1)	No option may be exercised prior to one year from date of grant, at which time 30% of the grant is vested with 2.5% per month vesting thereafter.

(2)	Potential realizable value is calculated based on the assumptions that the stock price on the date of grant will appreciate at the annual rate shown, compounded annually for the entire term of the option, and that the option will be exercised and sold on the last day of its term for the appreciated price. The annual growth rates used are set by SEC regulations and do not reflect the Company’s estimate of future appreciation in its stock price.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
FISCAL YEAR-END OPTION VALUES

	Shares Acquired	Value Realized	Number of Unexercised Options at		Value of Unexercised In-The-
Name	on Exercise (#)	($)	Year End 2001		Money Options at Year End 2002(1)

			Exercisable (#)	Unexercisable (#)	Exercisable ($)	Unexercisable ($)

Walter W. Straub	30,000	29,700	631,188	139,000	1,228,496	397,325
Patrick E. Fevery	0	0	110,714	96,400	145,427	283,505
Shawn Abbott	0	0	214,350	106,150	235,747	283,244
James Kopycki	0	0	112,975	93,025	146,736	271,150
Cheryl Baffa	0	0	95,225	72,975	130,194	214,240

(1)	Based on the closing price of the Common Stock on December 31, 2002 of $7.17/share.

401(k) Profit Sharing Plan and Trust

     In January 1990, the Board of Directors adopted and approved a 401(k) Profit Sharing Plan and Trust effective January 1, 1990. Under the 401(k) program, the Company is obligated to match each employee’s contribution 50% per dollar of salary contribution with a company matching maximum contribution of 6% of salary deferral. The Company has the option to contribute an additional discretionary amount based upon current or accumulated net profits. No such discretionary contributions were made in 2002. Company contributions vest at the date of the employee’s commencement of service.

EQUITY COMPENSATION PLAN INFORMATION

     The following table gives information about the Company’s common stock that may be issued upon the exercise of options, warrants, and rights under all of the Company’s existing equity compensation plans as of April 23, 2003.

	Equity Compensation Plan Information

			Number of securities remaining available for
	Number of securities to be issued	Weighted-average exercise price of	future issuance under equity compensation
	upon exercise of outstanding	outstanding options, warrants, and	plans (excluding securities reflected in
	options, warrants, and rights	rights	column (a))
	(a)	(b)	(c)

Plan Category
Equity compensation plans approved by security holders(1)	3,506,928	8.53	215,497
Equity compensation plans not approved by security holders	1,719,653	3.93	1,456,083
Total	5,226,581		1,671,580

(1)	1990 Stock Option Plan (Restated) and the 2000 Stock Option Plan

     The Company’s sole non-stockholder approved equity compensation plan is the 2001 Non-Statutory Stock Option Plan (“NSOP”), the material features of which are described below:

     Number of Shares Subject to the NSOP

     The total number of shares reserved and available for grant and issuance pursuant to the NSOP is 2,500,000 shares. Shares that are reserved for issuance upon exercise of an option, but cease to be subject to exercise, will again be available for issuance in connection with future grants of options. Should the exercise price of an option be paid with shares or should shares otherwise issuable under the NSOP be withheld by the company in satisfaction of the withholding taxes incurred in connection with the exercise of an option under the NSOP, then the number of shares available for issuance under the NSOP shall be reduced by the gross number of shares for which the option is exercised, and not by the net number of shares issued to the optionee. At all times the company shall reserve and keep available a sufficient number of shares as shall be required to satisfy the requirements of all outstanding options granted under the NSOP. As of April 23, 2003, approximately 1,719,653 options were outstanding under the NSOP.

     Eligibility for Participation

     The persons eligible to participate in the NSOP include employees of the Company or any employees of any subsidiary of the Company, non-employee members of the Board of the Company or the Board of Directors of any subsidiary, and consultants, advisors, and other parties who provide bona fide services to the Company or any subsidiary of the Company.

     Terms of Options

     All options granted will be non-statutory stock options, which will not satisfy the requirements as an Incentive Stock Option under Section 422 of the Internal Revenue Code (the “Code”), nor will the NSOP comply with the requirements as an Employee Stock Purchase Plan under Section 423 of the Code. No other form of option may be made under the NSOP. Each option is evidenced by a Stock Option Agreement in such form as the Committee approves and is subject to the following conditions (as described in further detail in the NSOP).

     The NSOP has two programs: (a) the Discretionary Option Grant Program pursuant to which eligible persons may be granted options, at the discretion of the Committee; and (b) the Non-Discretionary Automatic Option Grant Program pursuant to which eligible non-employee Board members receive options at periodic intervals.

     Vesting and Exercise. Options vest and become exercisable within the times, or upon the events, determined by the Committee, as set forth in the Option Agreement governing such option. The Committee may provide for the exercise of options to become exercisable at one time or from time to time, periodically or otherwise, in such number of shares or percentage of shares as the Committee determines.

     Exercise Price. The Exercise Price of an option will be determined by the Committee when the option is granted and may not be less than 100% of the fair market value of the shares on the date of grant.

     Term. Each option granted shall be for such term as determined by the Committee provided, however, that no option will be exercisable after the expiration of ten years from the date the option is granted.

     Method of Exercise. Options may be exercised only by delivery to the corporation of a written Stock Option Agreement in a form approved by the Committee (which need not be the same for each participant), stating the number of options being exercised and such representations and agreements regarding the participant’s investment intent and access to information and other matters, if any, as may be required or desirable by the Company to comply with applicable securities laws, together with payment in full of the exercise price for the number of shares being purchased.

     Payment for Share Purchases. Payment for Shares purchased pursuant to this plan may be made in cash (by check) or, where expressly approved for the participant by the Committee and where permitted by law as follows:

(a)	provided that a public market for the corporation’s stock exists:

(1)	through a “same day sale” commitment from the participant and a broker-dealer that is a member of the National Association of Securities Dealers (an “NASD Dealer”) whereby the participant irrevocably elects to exercise the option and to sell a portion of the shares so purchased to pay for the exercise price, and whereby the NASD Dealer irrevocably commits upon receipt of such shares to forward the exercise price directly to the Company; or

(2)	through a “margin” commitment from the participant and a NASD dealer whereby the participant irrevocably elects to exercise the option and to pledge the shares so purchased to the NASD dealer in a margin account as security for a loan from the NASD dealer in the amount of the exercise price, and whereby the NASD dealer irrevocably commits upon receipt of such shares to forward the exercise price directly to the Company; or

(b)	by any combination of the foregoing, or by such other method as is approved by the Company and otherwise permitted by law.

     Transferability and Termination of Options. During the lifetime of a participant, the options may be exercised only by the participant and shall not be assignable or transferable other than by will or by the laws of descent and distribution, except that an option may be assigned in whole or in part during a participant’s lifetime to one or more members of the participant’s immediate family or to a trust or other entity in which the participant and/or one or more of such family members have more than 50% of the beneficial interests. The terms applicable to the assigned portion of the option shall be the same as those in effect for the option immediately prior to the assignment, and shall be set forth in such documents issued to the assignee as the Committee may deem appropriate.

     Except as otherwise determined by the Committee and set forth in the option agreement, exercise of an option is subject to the following:

(a)	If the participant is terminated for any reason except death or disability, then the participant may exercise such participant’s options no later than three months after the termination date , but only to the extent that such options would have been exercisable upon the termination date, and in any event, no later than the expiration date of the options.

(b)	If the participant is terminated because of the participant’s death or disability (or the participant dies within three months after a termination other than due to participant’s death or disability), then the participant’s options may be exercised only to the extent that such options would have been exercisable by the participant on the termination date and must be exercised by the participant (or the participant’s legal representative or authorized assignee) no later than 12 months after the termination date, but in any event no later than the expiration date of the options.

(c)	Notwithstanding (a) and (b) above, if the participant is terminated for cause, any option not exercised in full prior to such termination will be deemed automatically canceled and may not be exercised on or after the termination date.

     Assumption or Replacement of Awards by Successor. Each option outstanding at the time of a change in control, but not otherwise fully-vested, shall automatically accelerate so that each such option shall, immediately prior to the effective date of the change in control, become exercisable for all of the shares at the time subject to that option. However, an outstanding option shall not so accelerate if and to the extent: (i) such option is, in connection with the change in control, assumed or otherwise continued in full force and effect by the successor corporation (or parent thereof) pursuant to the terms of the change in control, (ii) such option is replaced with a cash incentive program of the successor corporation which preserves the spread existing at the time of the change in control on the chares for which the option is not otherwise at that time exercisable and provides for subsequent payout in accordance with the same vesting schedule applicable to those shares or (iii) the acceleration of such Option is subject to other limitations imposed by the Committee at the time of it was granted. Immediately following the consummation of the change in control, all outstanding options shall terminate and cease to be outstanding, except to the extent assumed by the successor corporation (or parent thereof) or otherwise expressly continued in full force and effect pursuant to the terms of the change in control. Each option which is assumed in connection with a change in control shall be appropriately adjusted, immediately after such change in control, to apply to the number and class of securities which would have been issuable to the participant in consummation of such change in control had the option been exercised immediately prior to such change in control. Appropriate adjustments to reflect such change in control shall also be made to (i) the exercise price payable per share under each outstanding option, provided the aggregate exercise price payable for such securities shall remain the same, and (ii) the maximum number and/or class of securities available for issuance over the remaining term of the plan. The Committee may at any time provide that one or more options will automatically accelerate in connection with a change in control, whether or not those options are assumed or otherwise continued in full force and effect pursuant to the terms of the change in control. Any such option shall accordingly become exercisable, immediately prior to the effective date of such change in control, for all of the chares at the time subject to that option,

EMPLOYMENT AGREEMENTS AND
CHANGE OF CONTROL AGREEMENTS

     In January 2002, the Company entered into employment agreements and change of control agreements with Walter W. Straub, Chairman, President, and Chief Executive Officer of the Company, Patrick Fevery, Vice President and Chief Financial Officer, James Kopycki, Senior Vice President of the Company and President of the Mykotronx, Inc., a wholly-owned subsidiary of the Company, and Cheryl Baffa, Vice President of Worldwide Human Resources. In the event of a change of control, the agreements provide for severance payments equal to one and one-half times salary and bonus paid in the prior year for Mr. Fevery, Mr. Kopycki, and Ms. Baffa, and three times the salary and bonus paid in the prior year for Mr. Straub.

DIRECTORS’ COMPENSATION

     For the year ended December 31, 2002, the Company had an Outside Directors’ Plan to compensate those directors of the Company who were not also employees of the Company, for serving as directors. The Outside Directors’ Plan provides for outside directors to receive the sum of $2,500 per Board meeting, and each was granted options under the Company’s 2001 Non-Statutory Stock Option Plan to purchase 15,000 shares of common stock at an exercise price of $3.30 per share. For the year ended December 31, 2002, Richard Abraham, Marvin Hoffman, Frederick Haney, and Alan Jennings, outside directors of the Company, each received $10,000, and Arthur Money, outside director of the Company, received $2,500.

SHAREHOLDER RETURN PERFORMANCE GRAPH

     The following graph shows a comparison of five-year cumulative return among the Company’s NASDAQ Index, and the NASDAQ Computer and Data Processing Index.

BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information as of April 23, 2003, with respect to share ownership of the Company’s Common Stock by (i) each person who beneficially owns more than 5% of the outstanding shares of Common Stock of the Company, (ii) each director and director nominee of the Company and (iii) executive officers listed in the Summary Compensation Table (iv) all officers and directors of the Company as a group.

	AMOUNT AND NATURE
NAME AND ADDRESS OF	OF BENEFICIAL
BENEFICIAL OWNERS (1)	OWNERSHIP (2)	PERCENTAGE OF CLASS

Walter W. Straub	1,483,184	5.61%
Richard P. Abraham	146,125	*
Marvin Hoffman	149,125	*
Frederick Haney	85,625	*
Alan K. Jennings	565,417	2.14%
Arthur L. Money(3)	0	*
James Kopycki	120,375	*
Patrick Fevery	121,580	*
Shawn Abbott	227,702	*
Cheryl Baffa	99,625	*
All officers and directors as a group (10 persons)	2,998,758	11.35%

*	represents holding less than 1%

(1)	c/o Rainbow Technologies, Inc., 50 Technology Drive, Irvine, California, 92618.

(2)	For purposes of this table, “beneficial ownership” of any security as of a given date includes the right to acquire such security within 60 days of April 23, 2003. The total amount of these shares with respect to which all of the above have rights to acquire beneficial ownership in sixty (60) days are as follows: Walter Straub 640,688; Richard Abraham 131,125; Marvin Hoffman 116,125; Frederick Haney 85,625; Alan Jennings 161,125; Patrick Fevery 116,814; James Kopycki 118,575; Shawn Abbott 222,700; and Cheryl Baffa 99,625. To the knowledge of the Company, each person named in the table has the sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by such person or entity.

(3)	Arthur Money was elected to the Board of Directors effective September 2002.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities and Exchange Act of 1934, as amended, (the “Exchange Act”) requires the Company’s executive officers, directors and persons who beneficially own greater than 10% of a registered class of the Company’s equity securities to file certain reports (“Section 16 Reports”) with the Securities and Exchange Commission with respect to ownership and changes in ownership of the Common Stock and other equity securities of the Company. To the best of the Company’s knowledge, and based solely on the Company’s view of the Section 16 Reports furnished to the Company and written representations from certain reporting persons, all Section 16(a) requirements applicable to its officers, directors, and greater than 10% beneficial owners were complied with.

Compensation Committee Interlocks and Insider Participation

     At various times during 2002, the following individuals (none of whom was or had been an officer or employee of the Company or any of its subsidiaries) served on the Company’s Compensation Committee: Richard P. Abraham and Marvin Hoffman. There were no interlocks with other companies within the meaning of the SEC’s Proxy rules during 2002.

CERTAIN RELATIONSHIPS AND CERTAIN TRANSACTIONS

     During 2002, the Company paid $3,600 to Fred Haney, a Director of the Board of the Company, for providing the Company with consulting services.

PROPOSAL 2: APPROVAL OF 2003 STOCK OPTION PLAN

     The 2003 Stock Option Plan (“2003 Plan”) specifies that no option shall be exercisable prior to 24 months from date of grant, as compared to 12 months in the existing Plans. This 24-month exercise period supports the Company’s long-term strategy. The Board proposes the 2003 Plan to ensure that the Company continues to grant stock options to employees at levels determined appropriate by the Compensation and Option Committees of the Board.

     Plan

     The essential features of the 2003 Plan are outlined below.

     General

     The 2003 Plan provides for the grant of Incentive Stock Options (“ISO’s”) and Non-Statutory Stock Options (“NSO’s”). ISO’s granted under the 2003 Plan are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code (the “Code”). See “Tax Information” for a discussion of the tax treatment of incentive and non-statutory stock options.

     Purpose

     The 2003 Plan promotes the interests of the Company by providing all (currently 476) employees incentives to exert special efforts for the success of Rainbow. The Plan assists in retaining the services of our top performing employees and is attractive to new personnel to our Company. Stock Option Plans are an essential element of the Company’s compensation program.

     Administration

     The 2003 Plan provides that it will be administered by the Board and authorizes the Board to delegate such administration to a committee of not fewer than two members of the Board, each of whom shall be disinterested within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934. As used herein with respect to the 2003 Plan the “Board” refers to the Compensation and Option Committee as well as the Board of Directors as a whole. The Board has the power to construe and interpret the 2003 Plan and, subject to the provisions of the 2003 Plan, to determine: (i) the persons to, and the dates on which, options will be granted; (ii) the number of shares to be subject to each option; (iii) the exercise price; (iv) the type of consideration; and (v) other terms of the option. The Board has delegated such administration to the Compensation and Option Committee.

     Eligibility

     Options may be granted under the 2003 Plan to any employee of the Company or any employee of a subsidiary of the Company, including any such employee who is also an officer or director of the Company or any subsidiary of the Company. Directors who are not employees are also eligible to participate in the 2003 Plan. NSO’s may also be granted to individuals or entities who are not “employees,” but who provide services to the Company or any subsidiary, including services provided in the capacity of a consultant or advisor. To the extent that the aggregate fair market value of common stock with respect to which ISO’s are exercisable for the first time by any individual during any calendar year exceeds $100,000, such options shall be treated as NSO’s.

     Exercise Price

     The exercise price, of each option granted, may not be less than 100% of the fair market value of the shares of common stock on the date of the grant.

     Federal and California Income Tax Information

     ISO’s under the 2003 Plan are intended to be eligible for the favorable federal and California income tax treatment accorded “Incentive Stock Options” under the Code.

     There generally are no federal and California income tax consequences to the optionee or Company by reason of the grant or exercise of an ISO. However, the exercise of an ISO may increase the optionee’s alternative minimum tax liability, if any.

     If an optionee holds shares acquired through exercise of an ISO for more than one year from the date on which the option is exercised, any gain or loss on a disposition of such shares will be long-term capital gain or loss. Generally, if the optionee disposes of the shares before the expiration of the holding period (a “disqualification disposition”), at the time of disposition, the optionee will realize taxable ordinary income equal to the lesser of (i) the excess of the stock’s fair market value on the date of exercise over the exercise price or (ii) the optionee’s actual gain, if any, on the purchase and sale. The optionee’s additional gain or any loss upon the disqualifying disposition, will be a capital gain or loss which will be long-term or short-term, depending on whether the stock was held for more than one year.

     To the extent the optionee recognizes ordinary income by reason of a disqualifying disposition, Rainbow will generally be entitled to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs. Pursuant to Section 162(m) of the Code, Rainbow’s business expense deduction will be limited to $1 million for certain executive employees if such an employee’s recognition of ordinary income on such disqualifying disposition, combined with all other compensation paid to the employee during the year of the disqualifying disposition, exceeds $1 million.

     Termination of Employment

     Options granted under the 2003 Plan expire three months after the termination of the optionee’s service to the Company or a subsidiary of the Company, except in the case of death or disability, in which case the options generally may be exercised up to 12 months following the date of death or termination of service by reason of disability. If the optionee is terminated for cause, however, (i.e. for committing a criminal act or intentional tort against the Company) that optionee’s options are cancelled. Non-vested options terminate on the date of death.

     Shares Subject to the Option Plan

     If options granted under the 2003 Plan expire or otherwise terminate without being exercised, the shares not purchased, but reserved for issuance pursuant to such options, become available for issuance under the 2003 Plan. The number of shares authorized for issuance under the 2003 Plan will be 600,000 shares.

     Stock Splits and Similar Events

     The number of shares subject to any award, the exercise price, and the number of shares issuable under the 2003 Plan, are subject to proportionate adjustment in the event of a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification, or similar change relating to the Company’s capital structure without consideration.

     Corporate Transactions

     In the event the Company is acquired by merger or sale of either all or substantially all of its assets or securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities, each outstanding option which is not to be assumed by the successor corporation or otherwise continue in effect will automatically accelerate in full, and all options granted to Directors will automatically accelerate in full. Whether or not the outstanding options are assumed by the successor corporation or otherwise continue in effect, the Committee will have complete discretion to immediately accelerate all or select options or accelerate options if an optionee’s services are terminated within a designated period following the merger or sale of the Company.

     In the event of a “change in control” of the Company, an option held by a person under the 2003 Plan that shall not have expired shall become immediately exercisable in full. For purposes of the 2003 Plan, a change in control is defined as a majority of the directors of the Company shall be persons other than persons (i) for whose election proxies shall have been solicited by the Board of Directors of the Company, or (ii) who are then serving as directors appointed by the Board of Directors to fill vacancies on the Board of Directors caused by death or resignation (but not by removal) or to fill newly-created directorships. A change in the majority of the directors of the Company as a result of merger or sale is not considered a change in control for purposes of this Plan.

Recommendation

     The Board of Directors unanimously recommends that the Company’s stockholders vote “FOR” approval of the 2003 Stock Option Plan.

PROPOSAL 3: RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     It is proposed that the shareholders approve the selection of Ernst & Young LLP as independent auditors for the Company for the 2003 fiscal year. Ernst & Young LLP have been the independent auditors for the Company since 1987 and its reappointment has been recommended by the Board of Directors.

     Representatives of Ernst & Young LLP are expected to be available at the Annual Meeting to respond to appropriate questions and will be given the opportunity to make a statement if they so desire. This proposal requires the approval of at least a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting. In the event such approval is not obtained, selection of independent auditors will be reconsidered by the Board of Directors.

Recommendation

     The Board of Directors, upon recommendation of the Audit Committee, unanimously recommends that the Company’s shareholders vote “FOR” the ratification of the selection of Ernst & Young LLP as independent auditors of the Company for the 2003 fiscal year.

SHAREHOLDER PROPOSALS

     Proposals of shareholders of the Company intended to be presented by such shareholder at the Company’s 2004 Annual Meeting must be received by the Company no later than February 17, 2004, in order that they may be included in the proxy statement related to that meeting.

FINANCIAL STATEMENTS

     All shareholders as of the Record Date are concurrently being sent a copy of the Company’s Annual Report for the fiscal year ended December 31, 2002, which contains the financial statements of the Company.

     THE COMPANY FILED AN ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2002, WITH THE SECURITIES AND EXCHANGE COMMISSION. SHAREHOLDERS MAY OBTAIN A COPY OF THIS REPORT, WITHOUT COST, BY WRITTEN REQUEST TO THE COMPANY’S SHAREHOLDER RELATIONS DEPARTMENT.

OTHER MATTERS

     The Company knows of no matters, other than those described herein, which are to be brought before the Annual Meeting. However, if any other proper matters are brought before the Annual Meeting, the persons named in the enclosed proxy will vote in accordance with their judgment on such matters.

NOTICE TO BANKS, BROKERS/DEALERS
AND VOTING TRUSTEES AND THEIR NOMINEES

     Please advise the Company, at 50 Technology Drive, Irvine, California 92618, Attention: Secretary, whether other persons are the beneficial owners of the shares for which proxies are being solicited and, if so, the number of copies of the proxy statement, other solicitation material, and Annual Report you wish to receive in order to supply copies to the beneficial owners of shares of Common Stock of the Company.

BY ORDER OF THE BOARD OF DIRECTORS

Walter W. Straub Chairman

Irvine, California
April 23, 2003

RAINBOW TECHNOLOGIES, INC. Annual Meeting of Shareholders — June 12, 2003 THIS PROXY IS SOLICITED BY RAINBOW TECHNOLOGIES, INC.

The undersigned shareholder of Rainbow Technologies, Inc. (the “Company”) hereby appoints Walter W. Straub, the President of the Company, or failing him, Patrick Fevery, Chief Financial Officer, or instead of either of the foregoing , as the nominee of the undersigned to attend and to act for and on behalf of the undersigned at the annual meeting of shareholders of the Company to be held on June 12, 2003 at 2:00 P.M. Pacific Daylight Time, and at any adjournment or adjournments thereof, to the same extent and with the same power as if the undersigned were personally present at said meeting or such adjournment or adjournments thereof and, without limiting the generality of the power hereby conferred, the nominees named above are specifically directed to vote as indicated on the reverse side of this proxy card.

(Continued and to be signed on other side)

RAINBOW TECHNOLOGIES, INC. C/O AMERICAN STOCK TRANSFER 6201 15TH AVENUE BROOKLYN, NY 11219	VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call. You will be prompted to enter your 12- digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Rainbow Technologies, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.
*ELECTRONIC ENROLLMENT FOR RECEIPT OF COMPANY PROXY AND ANNUAL REPORT IS AVAILABLE AT www.rainbow.com*

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	RAINBOW	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

RAINBOW TECHNOLOGIES, INC.

Election of Directors

1.	To elect five persons to serve on the Company’s Board of Directors who shall hold office until the next Annual Meeting of Shareholders or until their successors are duly elected and shall have qualified.
	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominee’s number on the line below.
01) Walter W. Straub 02) Richard P. Abraham 03) Frederick M. Haney 04) Marvin Hoffman 05) Arthur L. Money	O	O	O

Proposals	For	Against	Abstain

2. To approve the Company’s 2003 Stock Option Plan.	O	O	O

3. To ratify the appointment of Ernst & Young LLP as independent auditors of the Company.	O	O	O

4. To transact such other business as may properly come before the Annual Meeting.

If there are amendments or variations to the matters proposed at the meeting or at any adjournment or adjournments thereof, or if any other business properly comes before the meeting, this proxy confers discretionary authority on the proxy nominees named herein to vote on such amendments, variations or other business.

NOTE: If no specification is made, this Proxy will be voted FOR Proposals 2 and 3.

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as an attorney, executor, administrator, trustee or guardian, give full title as such. If a corporation or partnership, sign in full corporate or partnership name by an authorized officer or person.

Signature [PLEASE SIGN WITHIN BOX] Date	Signature (Joint Owners) Date